Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-180647 on Form S-3 of our report dated March 7, 2012 (June 25, 2012 as to Note 21), relating to the financial statements of SunOpta Inc., and our report dated March 7, 2012 relating to the effectiveness of SunOpta Inc.’s internal control over financial reporting, appearing in the Current Report on Form 8-K of SunOpta Inc. dated June 25, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
July 19, 2012